Management Agreement

THIS MANAGEMENT AGREEMENT (the "Agreement") effective as of the 7th day of May 2007.

BETWEEN
BUCKINGHAM EXPLORATION INC.
502 - 1978 Vine Street
Vancouver, BC
V6K 4S1 Canada

(the "Company")
AND
CHRISTOPHER ROBIN RELPH
15 Nebuck House
Olde Towne at Sandyport
West Bay Street
Nassau, Bahamas

(the “Executive”)

WHEREAS:

A	The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B	The Company and the Executive have agreed to enter into a management agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appointed the Executive to undertake the duties and exercise the powers as President, Chief Executive Officer and Chief Financial Officer of the Company as may be requested of the Executive by the Company, and in the other offices to which the Executive may be appointed by the subsidiary companies of the Company, and the Executive accepts the office, on the terms and conditions set forth in this Agreement.

2	Term

2.1	This Agreement shall commence with effect from May 7, 2007 and shall continue until terminated in accordance with the provisions of clause 6 of this Agreement.

3	Compensation

3.1

The fixed remuneration of the Executive for his or her services shall be at the rate of US$10,000 per month commencing March 1, 2007, payable at the beginning of each month, or accruing as a debt owing by the Company to the Executive beginning on March 1, 2007.

3.2

In addition, the Company shall grant to the Executive 2,000,000 options (the “Options”) to purchase common shares in the Company at a purchase price of US$0.10/share. The Options shall vest immediately upon execution of this Agreement and have an expiration date of 3 years from the date of this Agreement. Further terms of the Options are set out in an Option Agreement between the Company and the Executive dated May 7, 2007. In addition, the Executive may be compensated with further options from time to time, at the discretion of the board of directors of the Company.

3.3

In addition to the above compensation, the Company, at its discretion, may award an annual bonus to the Executive, based on performance and as per industry standards, which bonus may not be given at all in any year. The payment of a bonus in any year shall not be considered a precedent for any later year and the payment shall not fetter the Company’s absolute discretion in future years to pay or not to pay a bonus.

4	Authority

4.1

The Executive shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company.

4.2	The Executive shall conform to all lawful instructions and directions given to the Executive by the Board of Directors of the Company, and obey and carry out the Bylaws of the Company.

5	Confidential Information

5.1

The Executive acknowledges that as the President and Chief Executive Officer and in any other position as the Executive may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain mining properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

5.2

The Executive acknowledges that the information referred to in clause 5.1 could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Executive’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

6	Termination

6.1	Either the Company or the Executive may terminate this Agreement at any time, provided that 14 days’ notice has been delivered by the party terminating the Agreement.

7	Company’s Property

7.1

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Executive hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, and the Executive waives any and all moral rights that may be associated with such works.

8	Assignment of Rights

8.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

9	Notices

9.1

Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile.

9.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via facsimile.

10	Severability

10.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

11	Currency

11.1	All references to currency in this Agreement, unless otherwise indicated, are to US dollars.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

BUCKINGHAM EXPLORATION INC. by its authorized signatory

Per:
/s/ Christopher Robin Relph
Christopher Robin Relph, President

Executive:
/s/ Christopher Robin Relph
Christopher Robin Relph